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                                                                   Exhibit 23.1


The Board of Directors
ACTIVISION, INC.:

We consent to the incorporation by reference in the registration statements (No. 33-68144, 33-75878, 333-30303 and 333-36949) on Form S-3 and (No.
33-48411, 33-63638, 33-91074, 333-06130, 333-12621, 333-06054 and 333-40727)
on Form S-8 of ACTIVISION, INC., of our report dated May 8, 1997, except as to note 2 which is as of November 26, 1997 and note 15 which is as of December 22, 1997, which report is based upon our audit and the report of other auditors, with respect to the supplemental consolidated balance sheet of ACTIVISION, INC. and subsidiaries as of March 31, 1997, and the related supplemental consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended which report appears in the Form 8-K of ACTIVISION, INC. dated January 6, 1998.

KPMG Peat Marwick LLP


Los Angeles, California
January 6, 1998